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                                                                     EXHIBIT 3.4

                             ARTICLES OF AMENDMENT

                                      FOR

                         COORDINATED HEALTHCARE, INC.



Pursuant to Florida Statutes, the following is submitted:

     1.   The name of this corporation is:

          COORDINATED HEALTHCARE, INC.

     2.   The Articles of Incorporation are amended by striking therefrom
Article III, in its entirety, and inserting in place thereof the following:

                          ARTICLE III - CAPITAL STOCK
                          ---------------------------

     This Corporation is authorized to issue two classes of capital stock designated "Common Stock" and "Preferred Stock", respectively. The number of shares of Common Stock authorized to be issued is twenty-five million (25,000,000) and shall have a par value of $.001 per share. The number of shares of Preferred Stock authorized to be issued is ten million (10,000,000) and shall have a par value of $.001 per share.

1.   Liquidation and Dividend Rights.
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          1.1  Liquidation Rights.  In the event of any liquidation, dissolution
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or winding up of this corporation, whether voluntary or involuntary, (1) the holders of the Common Stock shall be entitled to ninety nine (99%) percent of the assets of this corporation available for distribution to its shareholders, whether such assets are capital, surplus or earnings, such percentage to be divided pro rata among each of the holders of the Common Stock according to the number of shares of Common Stock held by each such holder; and (ii) the holders of the Preferred Stock shall be entitled to one (1%) percent of the assets of this corporation available for distribution to its shareholders, whether such assets are capital, surplus or earnings, such percentage to be divided pro rata among each of the holders of the Preferred Stock according to the number of shares of Preferred Stock held by each such holder. The holders of Preferred Stock shall not receive a preference of liquidation.

          1.2  Reorganization.  A reorganization, consolidation or merger of
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this corporation with or into any other corporation or corporations or other entity or entities, or a sale, conveyance,

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lease, transfer or other disposition of all or substantially all the properties and assets of this corporation, or a sale or other transfer, in a single transaction or in a series of related transactions, of 50% or more of the outstanding capital stock of this corporation, shall not be deemed a liquidation, dissolution or winding up of this corporation for the purpose of this Article.

          1.3  Valuation.  Whenever the distribution provided for herein shall
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be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of this corporation.

          1.4  Dividend Rights.  The holders of the then outstanding Common
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Stock shall be entitled to receive ninety nine (99%) percent of any dividends, when and as declared by the Board of Directors of this corporation, and out of any funds and assets legally available therefore, such percentage to be divided pro rata among each of the holders of the Common Stock according to the number of shares of Common Stock held by each such holder. The holders of the then outstanding Preferred Stock shall be entitled to receive one (1%) percent of any dividends, when and as declared by the Board of Directors of this corporation, and out of any funds and assets legally available therefor, such percentage to be divided pro rata among each of the holders of the Preferred Stock according to the number of shares of Preferred Stock held by each such holder. Such dividends may be payable quarterly or otherwise as the Board of Directors of this corporation may from time to time determine. The holders of Preferred Stock shall not receive a preference in the event a dividend is declared.

2.   Voting Rights.  Except as otherwise required by law, the rights of the
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holders of Common Stock and Preferred Stock to vote on any matters submitted to shareholders of this corporation shall be as follows:

          2.1  Common Stock.  Each holder of shares of Common Stock shall be
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entitled to vote on all matters submitted to a vote of the shareholders of this corporation and shall be entitled to one (1) vote for each share of Common Stock held at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

          2.2  Preferred Stock.  Each holder of shares of Preferred Stock shall
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be entitled to vote on all matters submitted to a vote of the shareholders of this corporation and shall be entitled to one (1) vote for each share of Preferred Stock held at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.

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          2.3  Class Voting.  The holders of the Common Stock and the holders of
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the Preferred Stock shall vote together as a single class.

3.   Redemption of Preferred Stock. At the option of the Corporation, the
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Corporation may redeem all of the Preferred Stock. In the event of said
Redemption, each share of Preferred Stock shall be exchanged for one (1) share of the Corporation's Common Stock.

4.   Other Rights. Except as otherwise provided in this Article, the rights of
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the holders of the Common Stock and the rights of the holders of the Preferred
Stock shall be identical.

          The foregoing amendment was adopted by all of the Directors of the Corporation at a Special Meeting of Directors, pursuant to Florida Statutes, on the 27th day of July, 1998. The foregoing amendment was adopted by a majority vote of the Stockholders present at the Board of Directors meeting, pursuant to Florida Statutes, on the 27th day of July, 1998. A majority vote of the Stockholders is sufficient for approval of these Articles of Amendment.

     IN WITNESS WHEREOF, the undersigned President and Secretary of this corporation has executed these Articles of Amendment this 27th day of July, 1998.

                                         ___________________________
                                         Thomas J. Taule, President

                                         ___________________________
                                         Alfred E. Taule, Secretary


STATE OF FLORIDA  )
                  )ss:
COUNTY OF DADE    )

     The foregoing instrument was acknowledged before me the day and year last above written by Thomas J. Taule, President and Alfred E. Taule, Secretary of the above-named Florida corporation, on behalf of the corporation.

                                    ________________________________
                                    Notary Public, State of Florida


My Commission expires:

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